Center Bancorp, Inc. Announces Increase in Buyback Program

UNION, N.J., June 30, 2008 (PRIME NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank, ("UCNB") today announced that at its regular board meeting on June 26, 2008 its Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 649,712 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise.

Commenting on the Company's actions, President and Chief Executive Officer Anthony C. Weagley stated: "This program allows the Corporation to continue to repurchase shares and deliver value to our shareholders. Our strong capital position allows us to increase the shares authorized for our stock repurchase program. We believe the additional capacity to repurchase shares provides the flexibility to allocate capital as we seek to maximize shareholder returns."

In a separate announcement, the Corporation also announced the appointment of Ronald M. Shapiro as Senior Vice President and Senior Lending Officer of Union Center National Bank and Vice President of Center Bancorp, Inc. following the resignation of Christopher Gorey from that position effective immediately.

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. In the fourth quarter of 2007, Center additionally offers title insurance services in connection with the closing of real estate transactions, through its two subsidiaries Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2007, the Bank had total assets of $1.0 billion, total deposits of $699 million and stockholders' equity of approximately $85.3 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:	Center Bancorp, Inc.Anthony C. Weagley, President & Chief Executive Officer
(908) 206-2886
Investor Relations
Joseph Gangemi